EXHIBIT 10.3

                            [LOGO - UPS CANADA LTD.]


Johnson Joseph                                                  February 4, 2000
VP Product Development
9066-4871 Quebec Inc. d.b.a. "Planet411"
440 Rene-Levesque West
Suite 400
Montreal, Qc.
H2Z 1V7

This Agreement and all UPS Service Guides in effect at the time of shipment contain the basic terms under which United Parcel Service will provide pickup and delivery service.

UPS and Planet411 agree to the following:

General Terms And Conditions

Account Numbers: UPS will make available to Planet411 a range of UPS account numbers. Planet411 at its sole discretion will have the right to assign any and all of the UPS account numbers reserved for Planet411 to any Planet411 client so long as Planet411 notifies UPS of such assignment by fax or email prior to the newly assigned UPS account number being used by the aforementioned Planet411 client to ship letters, documents, paks or packages. Only letters, documents, paks, and packages shipped under the account number(s) listed on Addendum A are eligible to participate in these designated incentives, and only these letters, documents, paks, and packages will be used to determine whether Planet411 has reached the minimum requirements of this Agreement. If a shipment's UPS waybill does not indicate one of the specified account numbers from Addendum A, UPS cannot apply the incentive in billing Planet411. UPS, on a daily basis, will send by Electronic File Transfer or make available to Planet411 via login and password the details of all shipping orders completed by UPS on behalf of Planet411's clients; details such as ship to address, total weight of shipment, date of shipment, service level requested and total cost of shipment for each of the reserved Planet411 UPS account numbers. Account numbers may be added or deleted only by mutual written Agreement by both UPS and Planet411. Additions to Addendum A require five business days advance notice to become effective.

Billing: UPS will bill Planet411 for shipments made using any of the UPS account numbers specifically reserved for Planet411 and its clients according to the rate schedule included in Addendum A of the present agreement. Planet411 agrees to supply package level shipping detail to UPS in a form acceptable to UPS. Requests for invoice adjustments due to an overcharge or requests for refunds due to a duplicate payment must be received within 90 days from invoice date.


                                                            /a/JJ

                                                   ----------------------------

                                                   Customer's Authorized
                                                   Representative's Initials


Endorsement: Planet411 agrees to endorse UPS as the recommended delivery company for Planet411 and its related divisions, subsidiaries, and affiliates. Subject to final written approval by UPS, UPS agrees


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to support and/or endorse marketing and/or promotional initiatives aimed at promoting Planet411's services in which the UPS registered trademark and/or logo appears.

Payment Terms: Planet411 agrees to pay for all shipments in full within the time period required by UPS.

Confidentiality: Planet411 agrees that the rates, incentives, and terms of this Agreement are only applicable to Planet411 and its subsidiaries as described in Addendum A - Eligible Accounts and Incentive Levels, as end users and may not be used for resale to any other party without prior written Agreement between UPS and Planet411. Planet411 understands that breach of this clause of this Agreement between UPS and Planet411 may result in immediate cancellation of this Agreement. Planet411 agrees to maintain the Confidentiality of this program, both its existence and the conditions, unless disclosure is required by law. Planet411 agrees not to post or otherwise publicly display the confidential incentives covered by this Agreement.

Term of Contract: This Agreement may be terminated by either party for any reason upon 30 calendar days prior written notice.

Incentive Program: The specific details of the incentives provided in this program covered by this Agreement are included in Addendum A.

Implementation: UPS will provide the incentive program as set forth in this Agreement and the attached addenda. These incentivesWE_Start_Date will commence Monday March 6, 2000 and remain in effect until Saturday March 10, 2001. This contract is subject to periodic review for customer compliance.

Language: The Parties hereto hereby acknowledge that they have required this agreement and all related documents to be drawn up in the English language. Les parties reconnaissent avoir demande que le present contrat ainsi que les documents qui s'y rattachent soient rediges en langue anglaise.

Other Documents: This agreement is subject to the terms of the "UPS Rate Guide" shipping document and service explanations in existence at the date of shipment.


/s/ Edward Muha                  Date:  2/7/2000           /s/ Johnson Joseph                   Date: 2/7/2000
--------------------------------        ---------          -----------------------------------        --------
Edward Muha                                                Johnson Joseph
National Accounts Manager                                  Vice-President Product Development
United Parcel Service Canada Ltd                           Planet411

This contract offer is void if an executed copy is not returned to UPS by February 25, 2000


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